Nanosphere, Inc.
4088 Commercial Avenue
Northbrook, IL 60062
NEWS
FOR IMMEDIATE RELEASE
Nanosphere To Provide Additional Data to FDA for
Verigene Clopidogrel Metabolism Nucleic Acid Test
NORTHBROOK, Ill., June 21, 2011 — Nanosphere, Inc. (Nasdaq:NSPH) announced today it will provide additional information for its premarket approval (PMA) application following the Food and Drug Administration’s (FDA) issuance of a not approvable letter for the Verigene Clopidogrel Metabolism Nucleic Acid Test (Plavix Metabolism).
The Company believes the deficiencies cited in the FDA letter are resolvable and ultimately the PMA for the Plavix Metabolism test will be approved by the FDA, although there can be no assurance of such approval.
The issuance of the Letter means that the Company will encounter a delay in its plans to commercialize this product in the United States. The initial U.S. revenue ramp from this product will likely not commence until 2012, the Company said. The Plavix Metabolism test is CE IVD Marked and currently being sold in certain European markets. The Company intends to launch the product in additional European and Asian markets before the end of 2011.
About Nanosphere, Inc.
Nanosphere develops, manufactures and markets an advanced molecular diagnostics platform, the Verigene® System, for multiplexed infectious disease, genetic, and ultra-sensitive protein testing. This easy to use platform offers laboratories a convenient, simple, and cost-effective solution for highly sensitive nucleic acid and protein testing. Nanosphere is based in Northbrook, IL. Additional information is available at http://www.nanosphere.us.

Except for historical information, the matters discussed in this press release are “forward-looking statements” and are subject to risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (i) Nanosphere’s ability to develop commercially viable products; (ii) Nanosphere’s ability to achieve profitability; (iii) Nanosphere’s ability to produce and market its products; (iv) Nanosphere’s ability to obtain regulatory approval of its products; (v) Nanosphere’s ability to protect its intellectual property; (vi) competition and alternative technologies; and (vii) Nanosphere’s ability to obtain additional financing, if and when necessary, to support its operations. Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:
Investors:	Media:
Nanosphere, Inc.	The Torrenzano Group
Roger Moody, 847-400-9021	Ed Orgon, 212-681-1700
rmoody@nanosphere.us	ed@torrenzano.com